                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           ALCO STANDARD CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           ALCO STANDARD CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                           ALCO STANDARD CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 25, 1996

                               ----------------

To the Shareholders of Alco Standard Corporation ("Alco"):

  You are invited to be present either in person or by proxy at the annual meeting of shareholders of Alco to be held at the People's Light and Theatre Company, 39 Conestoga Road, Malvern, PA 19355 on Thursday, January 25, 1996 at 9:30 a.m. to consider and act upon the following proposals:

    1. To elect 11 directors to serve during the year and until their successors are elected;

    2. To approve an amendment to the Amended Articles of Incorporation of Alco to increase the number of shares of common stock that Alco shall have authority to issue from 150 million to 300 million shares; and

    3. To approve an amendment to the Code of Regulations of Alco which fixes the minimum size of the Board at seven and the maximum size of the Board at sixteen, and which permits the members of the current Board to change the number of directors fixed by the shareholder (between seven and sixteen).

    4. To transact such other business as may properly come before the meeting.

  Shareholders of Alco of record at the close of business on November 27, 1995 are entitled to vote at the annual meeting and any adjournments thereof. All shareholders are urged to attend the meeting or to vote by proxy.

  If you do not expect to attend the meeting in person, please sign and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting.


                                                /s/ John E. Stuart

                                            Chairman, President and Chief
                                            Executive Officer

Valley Forge, Pennsylvania
November 30, 1995

                           ALCO STANDARD CORPORATION
                                 P.O. Box 834
                     Valley Forge, Pennsylvania 19482-0834

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Alco Standard Corporation ("Alco") of proxies to be voted at its annual meeting of shareholders on January 25, 1996 and all adjournments thereof. The proxy statement and proxy card will be first mailed to shareholders on or about December 4, 1995.

  Only holders of record of common stock and serial preferred stock at the close of business on November 27, 1995 will be entitled to vote. On that date,
there were       shares of common stock and     shares of preferred stock
outstanding. The holders of all shares will vote together as a class. Each share of common stock or preferred stock entitles the holder thereof to one vote.

  On November 9, 1995, Alco effected a two-for-one stock split of its common stock in the form of a stock dividend to shareholders of record on October 27, 1995. All share amounts and option exercise prices set forth in this proxy statement have been restated to reflect the stock split.

                           I. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  A board consisting of 11 directors is proposed to be elected for the ensuing year and until their successors are elected. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election as directors of the nominees named below. The 11 nominees who receive the most votes at the meeting will be elected as directors. All of the nominees are now directors of Alco, holding office until election of their successors. In accordance with Alco's retirement policy for directors, J. Mahlon Buck, Jr., who is now a director, is not standing for reelection. Information regarding the nominees is set forth below.

                                                                                      YEAR
                           PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS    BECAME
          NAME                     (WITH ALCO UNLESS OTHERWISE INDICATED)           DIRECTOR AGE
          ----             ------------------------------------------------------   -------- ---
Paul J. Darling, II..... Chairman, President and Chief Executive Officer, Corey       1994    57
                          Steel Company (1984-Present) (also a director of Liberty
                          Mutual Insurance Company, Liberty Mutual Fire Insurance
                          Company and Liberty Financial Companies, Inc.)
William F. Drake, Jr. .. Attorney and Partner, Montgomery, McCracken, Walker &        1969    63
                          Rhoads (1984-Present); Vice Chairman (1984-Present)
                          (also a director of Nocopi Technologies, Inc.)
James J. Forese......... General Manager, IBM Customer Financing, and Chairman,       1994    60
                          IBM Credit Corporation (1993-Present); IBM Vice Presi-
                          dent, Finance (1990-1993); IBM Vice President and Group
                          Executive (1988-1990) (also a director of Lexmark Inter-
                          national, Inc., IBM Latin America, American Management
                          Systems, Inc. and NUI Corporation)
Frederick S. Hammer..... A director of United Student Aid Group, Inc., Tri-Arc Fi-    1986    59
                          nancial Services and National Media Corporation; Part-
                          ner, Inter-Atlantic Capital Partners, Inc. (1994-Pres-
                          ent); Chairman, Chief Executive Officer and a director,
                          Mutual of America Capital Management Corporation (1993-
                          1994); President, SEI Asset Management Services Group
                          (1989-1993); Mazur Fellow, The Wharton School, Univer-
                          sity of Pennsylvania (1989-1990)
Barbara Barnes
 Hauptfuhrer............ A director of The Vanguard Group of Investment Companies
                          and of each of the mutual funds in the Group, The Great     1988    67
                          Atlantic and Pacific Tea Co., Inc., Knight-Ridder, Inc.,
                          Massachusetts Mutual Life Insurance Co. and Raytheon
                          Company

                                                                                      YEAR
                           PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS    BECAME
          NAME                     (WITH ALCO UNLESS OTHERWISE INDICATED)           DIRECTOR AGE
          ----             ------------------------------------------------------   -------- ---
Dana G. Mead............ Chairman and Chief Executive Officer (1994-Present),         1994    59
                          President and Chief Operating Officer (1992-1994) and a
                          director (1992-Present), Tenneco, Inc.; Chairman (1992-
                          Present), J I Case (a Tenneco division); Chairman (1995-
                          Present) and a director, National Association of Manu-
                          facturers; Executive Vice President (1989-1992), Senior
                          Vice President (1986-1989), International Paper Company
                          (also a director of National Westminster Bancorp,
                          Cummins Engine Company, Inc. and Baker Hughes
                          Incorporated)
Ray B. Mundt............ Director (1971-Present); Chairman of the Board of Direc-     1971    67
                          tors (1986-1995), Chief Executive Officer (1980-1993),
                          President (1974-1988) (also a director of Liberty Mutual
                          Insurance Company, Liberty Mutual Fire Insurance Compa-
                          ny, Liberty Financial Companies, Inc., Nocopi Technolo-
                          gies, Inc., CoreStates Bank, N.A., and Clark Equipment
                          Company)
Paul C. O'Neill......... Private investor; Chairman, Ovington Securities Ltd.         1978    69
                          (1989-1991)
Rogelio G. Sada......... Private investor; Mayor, San Pedro, N.L., Mexico (1992-      1980    60
                          1994); Director, International Advisory Board of Secu-
                          rity Pacific National Bank (1980-1991); Director Gener-
                          al, VITRO, a glass and glass-related products manufac-
                          turer in Mexico (1972-1985)
John E. Stuart.......... Chairman (1995-Present); President and Chief Executive       1993    51
                          Officer (1993-Present); Vice President (1989-1993);
                          Group President, Alco Office Products (1985-1993)
James W. Stratton....... President, Stratton Management Company (1972-Present);       1988    59
                          Chairman (1993-Present) and a director, Stratton Small-
                          Cap Yield Fund; Chairman (1981-Present) and a director,
                          Stratton Monthly Dividend Shares; Chairman (1972-Pres-
                          ent) and a director, Stratton Growth Fund (also a direc-
                          tor of UGI Corporation, Gilbert Associates and Teleflex)

SECURITY OWNERSHIP

  As of November 25, 1995, shares of common stock of Alco were beneficially owned (as determined by rules of the Securities and Exchange Commission, although in certain cases the persons may disclaim beneficial ownership) by the current directors, by each of the individuals named in the Summary Compensation Table (on page 8) and by all current directors and executive officers of Alco as a group, as follows:

                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                -----------------------------------------------
                                  SOLE VOTING       SHARED VOTING    ACQUIRABLE
                                      AND              AND/OR          WITHIN
                                INVESTMENT POWER INVESTMENT POWER(1) 60 DAYS(2)
                                ---------------- ------------------- ----------
   J. Mahlon Buck, Jr. ........                                        36,642
   J. Kenneth Croney...........                                        25,116
   Paul J. Darling, II.........                                         4,638
   William F. Drake, Jr........                                         1,026
   Kurt E. Dinkelacker.........                                        58,090
   James J. Forese.............                                         4,638
   Frederick S. Hammer.........                                        20,470
   Barbara Barnes Hauptfuhrer..                                        26,562
   James E. Head...............                                        57,528
   William T. Leith............                                        22,887
   Dana G. Mead................                                         4,680
   Hugh G. Moulton.............                                        80,608
   Ray B. Mundt................                                         5,898
   Paul C. O'Neill.............                                         2,648
   Rogelio G. Sada.............                                        31,422
   James W. Stratton...........                                         7,564
   John E. Stuart..............                                       320,913
   All current directors and
    executive officers as a
    group......................

  --------
  (1) Includes all shares held under Alco's Retirement Savings Plan and, where applicable, shares owned by spouses or minor children.
  (2) Represents shares which may be acquired within 60 days of November 25, 1995 through the exercise of stock options or vesting under Alco's Partners' Stock Purchase Plan.

  As of November 25, 1995, for each of the individuals named above, the percentage of common stock beneficially owned was less than 1%. The percentage of common stock beneficially owned by all current directors and executive officers as a group was approximately %. As of November 25, 1995, no person beneficially owned more than 5% of the outstanding shares of common stock of Alco, nor did any director, nominee or executive officer of Alco own any shares of preferred stock of Alco. As of November 25, 1995, Alco employees, through direct ownership or employee benefit plans, owned approximately % of the outstanding shares of common stock of Alco.

  For the fiscal year ended September 30, 1995, all reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 on behalf of Alco's directors and officers to reflect changes in beneficial ownership of Alco's securities were timely filed.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

  There are four standing committees of the Board of Directors, including the Audit Committee and the Human Resources Committee. Between meetings of the Board of Directors, its powers may be exercised by the Executive Committee, Human Resources Committee and Investment Committee, and they, as well as the Board of Directors, sometimes act by unanimous written consent.

  The Audit Committee (Messrs. Buck, Darling, Sada, and Stratton) met four times during the fiscal year ended September 30, 1995. Its functions are to review the report of Alco's independent auditors relating to their audit of the financial statements of Alco, to review and discuss internal financial controls with both the independent auditors and internal auditors, and to direct that special studies relating to the adequacy of financial controls and accounting procedures be made from time to time as the Committee deems desirable.

  The Human Resources Committee (Mrs. Hauptfuhrer and Messrs. Buck, Darling, Hammer, Mead and Sada) met six times during the fiscal year. It is responsible for reviewing and evaluating persons who are suggested as nominees for election as members of the Board of Directors, and for making recommendations to the Board of Directors concerning such nominees. The Human Resources Committee is also responsible for setting policies regarding executive compensation and for determining the salaries and other compensation of each of the executive officers of Alco. (See "Human Resources Committee Report on Executive Compensation," page 5). The Committee also has all of the powers and exercises all of the duties of the Board of Directors as described in Alco's stock option, stock purchase, deferred compensation and other similar plans.

  During the fiscal year, the Board of Directors met six times. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he or she served, except Mr. Mead, who attended 69% of such meetings.

                        PERFORMANCE OF ALCO COMMON STOCK

  The following graph compares the cumulative total shareholder return on Alco's common stock with the cumulative total return of: (i) the Standard & Poor's 500 Stock Index, and (ii) an industry peer group based on a combination of the S&P 500 Paper and Forest Products Sub-Index and the S&P 500 Office Equipment and Supplies Sub-Index (the "Composite Index"). Cumulative total shareholder return is measured by assuming an investment of $100 made on September 30, 1990 (with dividends reinvested).

                                ALCO STANDARD
                                 vs. S&P 500
                             vs. COMPOSITE INDEX

                             [GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
   Date              Alco Standard            S&P 500             Composite
--------------------------------------------------------------------------------
  9/30/90              $100.00                $100.00              $100.00
9/90 - 9/91            $114.98                $131.05              $155.75
9/90 - 9/92            $124.87                $145.47              $179.90
9/90 - 9/93            $156.59                $164.29              $190.40
9/90 - 9/94            $225.05                $170.40              $242.96
9/90 - 9/95            $311.73                $220.90              $295.41
--------------------------------------------------------------------------------

The components of the Composite Index have been weighted on the basis of the respective operating income contribution from each of Alco's two business segments (Unisource and Alco Office Products), as follows:

                                               1995   1994   1993   1992   1991
                                              ------ ------ ------ ------ ------
   Paper/Forest Products..................... 47.21% 44.87% 49.67% 53.39% 59.24%
   Office Equipment/Supplies................. 52.79% 55.13% 50.33% 46.61% 40.76%

                            EXECUTIVE COMPENSATION

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Alco's executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of Alco. The Human Resources Committee (the "Committee") is comprised of the six directors listed at the end of this report, none of whom is an employee of Alco and each of whom qualifies as a disinterested person for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934 and an outside director for purposes of
Section 162(m) of the Internal Revenue Code (the "Code").

  The Committee's primary objective is to establish and administer programs which attract and retain key executives, and to align their compensation with Alco's performance, business strategies and growth in shareholder value. To this end, the Committee has established and the Board of Directors has endorsed an executive compensation philosophy which includes the following elements:

  --A "pay-for-performance" orientation under which compensation reflects corporate, business unit and individual performance;

  --An emphasis on stock incentives to closely align the interest of executives with the long-term interests of shareholders;

  --An emphasis on total compensation under which base salaries are generally set at or near competitive levels but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate or individual performance is superior;

  --An appropriate balance of short and long-term compensation which facilitates retention of talented executives, rewards long-term strategic planning, and encourages Alco stock ownership; and

  --Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based on stock and other performance incentives and less on salary and benefits.

  As a matter of policy, the Committee recommends that its executive compensation plans be structured so that payments under such plans will be excluded from compensation subject to the $1,000,000 deduction limit of
Section 162(m) of the Internal Revenue Code.

  The primary components of Alco's executive compensation program are (a) base salaries; (b) annual cash bonus opportunities; and (c) long term incentive opportunities.

BASE SALARIES

  Base salaries for executive officers are reviewed annually and are subject to adjustment on the basis of individual, corporate, and business unit performance, as well as competitive, inflationary and internal equity considerations. Base salaries generally are fixed at or near the 50th percentile of predicted executive salaries paid by comparable companies based upon survey data compiled by Alco's compensation consultant. The Committee does not consider the market for determining the compensation of Alco's executives to be limited to the companies included in the industry performance graph on page 4. The companies considered to be comparable to Alco for compensation purposes include a broad cross-section of companies which are representative of industry generally.

  In setting the $850,000 base salary of Mr. Stuart as Chief Executive Officer (for fiscal 1995), the Committee evaluated the factors described above which are used for setting compensation generally, as well as Mr. Stuart's strong record and leadership abilities as President and Chief Executive Officer of Alco during fiscal 1994, including growth in Alco's revenues of 24% and growth in Alco's operating income of 31% in fiscal 1994 compared with fiscal 1993.

ANNUAL BONUS

  Annual bonus payments to executive officers are awarded pursuant to the Alco Standard Corporation Annual Bonus Plan, and are based on corporate or business unit performance compared to the targets established for the year. These annual bonus payments are in amounts equal to a percentage of base salary. They generally range from 0% for threshold, 30-50% for target, and 60-100% for maximum performance. For the individuals named in the Summary Compensation Table, annual bonus potential (as a percentage of base salary) is 0% for threshold, 45%-50% for target and 90%-100% for maximum performance. For performance between threshold and maximum levels, bonus awards are prorated on a straight line basis. For corporate officers, targets for fiscal 1995 were based upon growth in "economic value per share," a concept which measures growth in economic value under a financial model which Alco utilizes. As used in this model, "economic value" reflects the results of the performance factors and investment variables which are within management's control. It disregards macro-economic factors such as interest rates and taxes which also affect market prices for Alco's stock. As a result, changes in "economic value per share" may not be accompanied by corresponding increases or decreases in stock prices over the measurement period. For fiscal 1995, the annual bonus plan for corporate officers was based on increases in economic value per share over this value at the end of fiscal 1994. The threshold, target and maximum increases were fixed at 15%, 18% and 20%, respectively. For fiscal 1995, Alco achieved growth in economic value per share of 27.3% over this value at the end of fiscal 1994. Because of this performance, Messrs. Stuart, Dinkelacker, Moulton and Croney received bonuses at the maximum level.

  For officers of Unisource, annual bonus targets were based on increases in operating income and growth in Unisource's "economic value" compared to targets established for the year (determined by applying the same financial model Alco utilizes to determine "economic value per share"). For fiscal 1995, Unisource achieved operating income of $225 million compared to a $210 million target, and achieved growth in economic value of 19% compared to a 17% target. Because of this performance, Mr. Leith received a bonus at the maximum level. For officers of AOP, annual bonus targets for fiscal 1995 were based on increases in operating income and operating cash flow compared to the targets established for the year. For fiscal 1995, AOP achieved operating income of $251.8 million compared to a $237.7 million target, and operating cash flow of $274.7 million compared to a $220.6 million target. Because of this performance, Mr. Head received a bonus at the maximum level.

LONG TERM INCENTIVE COMPENSATION

 LTIP Awards

  The Alco Standard Corporation Long Term Incentive Compensation Plan ("LTIP") is intended to align the long-term interests of Alco's executives with those of Alco's shareholders. The LTIP motivates and rewards growth in shareholder value by granting to eligible executives awards which vest only if certain performance criteria are met. For corporate officers, the LTIP is based on total shareholder return (stock price appreciation and dividends) compared with the total shareholder return of the Standard & Poor's 500 Stock Index (the "S&P 500"). Awards granted under the LTIP for corporate officers will not vest unless growth in Alco's shareholder value exceeds the S&P 500 total shareholder return over the plan period. Total shareholder return is measured over successive three-year periods (with a new three-year period beginning every fiscal year) and awards, if vested, will be paid at the end of each such three-year period. The LTIP payout is dependent upon achievement of performance targets, ranging from 0 (in the case of performance at or below threshold) to 100% of the participant's base salary at the beginning of the plan period (for maximum performance). For performance between threshold and maximum, the payout will be prorated on a straight-line basis.

  For the three-year plan period ending September 30, 1995, LTIP awards, to the extent vested, were paid in shares of Alco common stock, with the maximum number of shares determined by dividing an amount not exceeding 100% of the participant's base salary at the beginning of the plan period by the price of Alco common stock on September 30, 1992.

  In November 1995, the Committee evaluated whether the corporation and respective business groups had met the criteria for payment of LTIP awards for the 1993-1995 plan period. For corporate officers, the September 30, 1995 value of a $100 investment made on September 30, 1992 in the S&P 500 (with dividends reinvested) was compared to the value of a similar investment in Alco common stock. In order for corporate officers to earn a maximum award, the value of the Alco common stock investment must have exceeded the value of the S&P investment at the end of the period by 20%. In fact, the Alco common stock investment exceeded the S&P 500 investment by 67.7%. For group officers, performance targets were based on compound growth in the economic value and cash flow of the relevant business unit as determined under Alco's shareholder value model ("Total Shareholder Return" or "TSR"). The TSR targets for the 1993-1995 plan period were 12.87% for threshold performance, 15.42% for target performance and 17.86% for maximum performance. AOP achieved a three year TSR of 27.82% and Unisource achieved a three-year TSR of 13.58%. Because of the corporate and AOP performance during the 1993-1995 plan period, Messrs. Stuart, Dinkelacker, Moulton, Croney and Head received LTIP payouts at the maximum levels. Mr. Leith's award was based two-thirds on Unisource's Central Region, which achieved a three-year TSR of 17.95% and one-third on Unisource, which achieved a three-year TSR of 13.58%. Therefore, Mr. Leith received an LTIP payout of 68.8% of the maximum level.

 Stock Options

  Stock options are granted under the corporation's stock option plans as a reward for past performance and as motivation for future performance which maximizes shareholder value. Stock options are generally granted for ten-year terms and vest over a five-year employment period. The exercise price of these stock options is the fair market value of Alco stock on the date of grant.

  In fiscal 1995, Mr. Leith's receipt of an option to purchase 50,000 shares reflected his promotion to the position of Vice President, and Mr. Croney's receipt of an option to purchase 10,000 shares reflected his promotion to General Counsel of Alco during fiscal 1994. The option grants took into consideration outstanding awards and were at the fair market value on the dates of the grants.

THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

    Barbara Barnes Hauptfuhrer (Chairman)
    J. Mahlon Buck, Jr.
    Paul J. Darling, II
    Frederick S. Hammer
    Dana G. Mead
    Rogelio G. Sada

SUMMARY OF EXECUTIVE COMPENSATION

  The following table provides a summary of all compensation for the five most highly compensated officers of Alco (and one additional former officer) during the fiscal years ended September 30, 1995, 1994 and 1993:


                          SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------
                       ANNUAL COMPENSATION         LONG TERM COMPENSATION
                       --------------------  ----------------------------------
                                             AWARDS(2)
                                             ----------
      NAME                                              ALL OTHER
      AND                                    SECURITIES  COMPEN-
   PRINCIPAL    FISCAL                       UNDERLYING  SATION       LTIP
  POSITION(1)    YEAR  SALARY($)  BONUS($)    OPTIONS    ($)(3)   PAYOUTS($)(4)
  -----------   ------ ---------- ---------  ---------- --------- -------------
  John E. Stu-   1995     850,000   850,000         0    253,427     826,821
   art           1994     700,000   700,000   500,000    177,642           0
   Chairman,     1993     393,750   350,000     1,000    100,533           0
   President
   and
   Chief Exec-
   utive Offi-
   cer
  Kurt E.
   Dinkelacker   1995     350,000   350,000         0    102,980     354,340
   Executive     1994     300,000   300,000   100,000     74,806           0
   Vice Presi-   1993     168,750   150,000         0     42,066           0
   dent and
   Alco Office
   Products
   Group Pres-
   ident
  Hugh G.        1995     312,000   312,000         0    137,029     708,680
   Moulton       1994     300,000   300,000         0     78,136           0
   Executive     1993     300,000         0    40,000     34,097           0
   Vice Presi-
   dent
  J. Kenneth     1995     245,000   220,500    10,000     56,178     347,306
   Croney        1994     222,000   176,000         0     35,762           0
   Vice          1993     210,000         0         0     13,945           0
   President,
   General
   Counsel and
   Secretary
  William T.     1995     383,333   479,167    50,000    117,831     448,412
   Leith         1994     288,003   266,656    50,000     69,246           0
   Vice Presi-   1993     274,257    50,312         0     23,768           0
   dent and
   Unisource
   Group
   President
  James E.       1995     325,000   325,000         0     82,121     366,205
   Head          1994     300,000   300,000   100,000     80,954           0
   Former Vice   1993     167,083   177,535         0     46,098           0
   President
   and
   Alco Office
   Products
   Group Pres-
   ident

--------
(1) In August 1995, Mr. Dinkelacker, who had been serving as Chief Financial Officer and Executive Vice President of Alco, was named Group President of AOP. In January 1995, Mr. Leith, who had been serving as Executive Vice President of Unisource's U.S. operations (and who had previously served as President of Distribix, a Unisource company), became Group President of Unisource and a vice president of Alco. In March 1995, Mr. Head resigned his position as Group President of AOP. For fiscal 1995, Mr. Head was paid the amounts set forth above. In consideration of his consulting services and covenant not to compete, Mr. Head will receive payments through 1998 totalling $690,625. Subject to the requirement that AOP achieve its LTIP performance goals for the relevant plan periods, Mr. Head is also eligible to receive cash LTIP payouts equivalent to a maximum of 9,090 shares of Alco common stock (valued at 9/30/96) in 1996 and a maximum of 3,488 shares of Alco common stock (valued at 9/30/97) in 1997.

(2) Does not include LTIP awards, which will only vest if certain performance goals are met. LTIP awards made during fiscal 1995 are included in the LTIP Awards Table on page 10.

(3) Includes the value of shares of Alco common stock purchased with matching company contributions under Alco's stock purchase plans, calculated as of the date of purchase, as follows: John E. Stuart--$247,967 (1995), $176,356 (1994) and $99,703 (1993); Kurt E. Dinkelacker--$101,761 (1995),
    $74,528 (1994) and

    $41,884 (1993); Hugh G. Moulton--$92,447 (1995), $69,374 (1994) and $27,367
    (1993); J. Kenneth Croney--$51,784 (1995), $32,591 (1994) and $11,865
    (1993); William T. Leith--$115,337 (1995), $67,446 (1994) and $22,588
    (1993); James E. Head--$82,121 (1995), $80,954 (1994) and $46,098 (1993).
    The remaining amounts represent above-market interest earned on deferred compensation.
(4) There were no LTIP payouts in fiscal 1994 or 1993. The LTIP payouts for the 1993-1995 plan period were distributed in October 1995 in the form of shares of Alco common stock. The values above are based on the fair market value of Alco common stock on September 30, 1995, the last day of the plan period.

OPTION GRANTS

  The following table shows option grants to the six individuals named in the Summary Compensation Table during the fiscal year ended September 30, 1995:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)
--------------------------------------------------------------------------------

                                            % OF TOTAL
                                 NUMBER      OPTIONS
                              OF SECURITIES GRANTED TO EXERCISE               GRANT
                               UNDERLYING   EMPLOYEES  OR BASE                 DATE
                                 OPTIONS    IN FISCAL   PRICE   EXPIRATION   PRESENT
         NAME                  GRANTED (#)   YEAR (%)   ($/SH)     DATE    VALUE ($)(2)
         ----                 ------------- ---------- -------- ---------- ------------
  John E. Stuart............       --           --        --        --          --
  Kurt E. Dinkelacker.......       --           --        --        --          --
  Hugh G. Moulton...........       --           --        --        --          --
  J. Kenneth Croney.........     10,000        1.3      28.81    11/10/04     73,900
  William T. Leith..........     50,000        6.6      32.75     1/26/05    438,250
  James E. Head.............       --           --        --        --          --

(1) All stock options were granted at an exercise price equal to fair market value of Alco common stock on date of grant, and become exercisable 20% per year from the date of grant.
(2) The present value of the option grant to Mr. Croney was calculated using Black-Scholes option valuation methodology, based on the following assumptions: (a) ten-year option term; (b) becomes exercisable 20% per year from date of grant; (c) 7.96% expected risk-free rate of return; (d) 16.42% expected volatility; and (e) 1.74% expected dividend yield. The present value of the option grant to Mr. Leith was also calculated using the Black-Scholes option valuation methodology, based upon the following assumptions:
    (a) ten-year option term; (b) becomes exercisable 20% per year from date of grant; (c) 7.78% expected risk-free rate of return; (d) 17.34% expected volatility; and (e) 1.53% expected dividend yield.

OPTION EXERCISES

  The following table shows option exercises for each of the six individuals named in the Summary Compensation Table for the fiscal year ended September 30, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES
-------------------------------------------------------------------------------

                                              NUMBER OF    NUMBER OF    VALUE OF
                                             SECURITIES   SECURITIES   UNEXERCISED   VALUE OF
                                             UNDERLYING   UNDERLYING     IN-THE-    UNEXERCISED
                            SHARES           UNEXERCISED  UNEXERCISED     MONEY    IN-THE-MONEY
                           ACQUIRED          OPTIONS AT   OPTIONS AT   OPTIONS AT   OPTIONS AT
                              ON     VALUE     FY-END       FY-END       FY-END       FY-END
                           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            NAME             (#)      ($)        (#)          (#)        ($)/(1)      ($)/(1)
            ----           -------- -------- ----------- ------------- ----------- -------------
  John E. Stuart..........   9,280  $151,200   232,200      419,320    $5,512,328   $7,662,110
  Kurt E. Dinkelacker.....  14,900  287,831     34,480       87,320       742,665    1,625,885
  Hugh G. Moulton.........    --       --       66,680       36,120     1,750,303      917,985
  J. Kenneth Croney.......    --       --       36,000       16,520     1,042,450      309,610
  William T. Leith........    --       --       19,600       94,500       365,350    1,055,288
  James E. Head...........    --       --       46,400       86,100     1,084,825    1,592,988

(1) Value of unexercised options equals fair market value of Alco common stock as of September 30, 1995, less exercise price, multiplied by the number of shares underlying the stock options.

LONG TERM INCENTIVE COMPENSATION PLAN

  The following table shows the LTIP awards granted to each of the named individuals under the Long Term Incentive Compensation Plan during the fiscal year ended September 30, 1995 and the number of shares of Alco common stock which will become issuable after fiscal 1997 upon attainment of threshold, target and maximum performance levels:

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------

                                         PERFORMANCE       ESTIMATED FUTURE
                           NUMBER OF      OR OTHER        PAYOUTS (SHARES OF
                         SHARES, UNITS  PERIOD UNTIL     COMMON STOCK) (#)(2)
                           OR OTHER     MATURATION OR    --------------------
     NAME                RIGHTS (#)(1)     PAYOUT      THRESHOLD TARGET MAXIMUM
     ----                ------------- --------------- --------- ------ -------
  John E. Stuart........    27,364     10/1/94-9/30/97     0     13,682 27,364
  Kurt E. Dinkelacker...    11,268     10/1/94-9/30/97     0      5,634 11,268
  Hugh G. Moulton.......    10,044     10/1/94-9/30/97     0      5,022 10,044
  J. Kenneth Croney.....     7,888     10/1/94-9/30/97     0      3,944  7,888
  William T. Leith......    11,268     10/1/94-9/30/97            5,634 11,268
  James E. Head(3)......     3,488     10/1/94-9/30/97     0      1,744  3,488

(1) Represents the number of stock awards granted, which, if vested, will entitle the participant to receive shares of common stock. For a description of the LTIP and the basis for the awards shown in the above table, see "Human Resources Committee Report on Executive Compensation" on page 5.
(2) Represents the number of shares of common stock which will be received upon attainment of threshold, target and maximum performance. For performance between threshold and maximum, the number of shares to be received will be prorated on a straight-line basis.
(3) Reflects a reduced award based upon services performed by Mr. Head prior to his resignation as an executive officer in March 1995. Any LTIP payouts to Mr. Head will be in the form of cash based on the fair market value (on the last day of the plan period) of the number of shares earned.

PENSION PLAN AND SUPPLEMENTAL RETIREMENT PLANS

  Certain executive officers of Alco (including Messrs. Stuart, Dinkelacker, Moulton, Croney, Leith and Head) are participants in a pension plan (the "pension plan") for salaried employees which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the three consecutive years within the employee's last ten years of participation in the pension plan which yield the highest average. All pension plan costs are paid by Alco and the pension plan and benefits are funded on an actuarial basis. The years of credited service as of September 30, 1995 for the individuals named in the Summary Compensation Table were: John E. Stuart--
9.9 years; Kurt E. Dinkelacker--10.3 years; Hugh G. Moulton--24.9 years; J. Kenneth Croney--21.3 years; William T. Leith--3.6 years; and James E. Head--
5.0 years. In addition, Mr Leith has earned a past service benefit from his former company (which was acquired by Alco in 1990) which entitles him to receive a single life annuity of $1,738 per month beginning at age 65.

  Alco also has a Supplemental Executive Retirement Plan ("SERP"). Coverage under the SERP is limited to participants in the Alco pension plan who are not commissioned sales employees and whose benefits under the pension plan are limited because of (a) restrictions imposed by the Code on the amount of benefits which may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee's compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the pension plan because of an employee's participation in certain deferred compensation plans sponsored by Alco or one of its subsidiaries. The SERP provides for a supplement to the annual pension paid under the pension plan to participants who attain early or normal retirement under the pension plan or who suffer a total and permanent disability while employed by Alco or one of its subsidiaries and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in the pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the pension plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant's compensation for purposes of the pension plan because of his participation in certain deferred compensation plans of Alco or one of its subsidiaries. The maximum amount of annual compensation upon which such supplement may be based is $500,000 per participant.

  The following table shows estimated annual retirement benefits that would be payable to participants under Alco's pension plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any deduction for Social Security benefits.

                       ESTIMATED ANNUAL RETIREMENT BENEFITS
   -----------------------------------------------------------------------------
                                              YEARS OF CREDITED SERVICE
   FINAL AVERAGE                     -------------------------------------------
   COMPENSATION                         5       10       20       30       35
   -------------                     ------- -------- -------- -------- --------
   $200,000......................... $10,000 $ 20,000 $ 40,000 $ 60,000 $ 70,000
    250,000.........................  12,500   25,000   50,000   75,000   87,500
    300,000.........................  15,000   30,000   60,000   90,000  105,000
    400,000.........................  20,000   40,000   80,000  120,000  140,000
    500,000 or above................  25,000   50,000  100,000  150,000  175,000

  Covered compensation under the pension plan and SERP of each of the named individuals includes salary and bonus as set forth in the Summary Compensation Table.

DIRECTORS' COMPENSATION

  All independent directors are entitled to receive fees of $25,000 per year for service on the Board of Directors and committees thereof, and attendance fees of $1,000 for each board and committee meeting attended. Committee members also receive $3,000 per committee per year and committee chairmen receive $3,000 per chairmanship per year. In addition, independent directors who serve as trustees for Alco's employee benefit plans receive $3,000 per year for services rendered to the plans, $3,000 per year for trustee chairmanship, and attendance fees of $1,000 for each trustees' meeting attended. In addition, Mrs. Hauptfuhrer, who has been a member of the Board since 1988, is entitled to receive $25,000 per year for her services as Chairman of the Independent Directors. In this newly created position, Mrs. Hauptfuhrer coordinates an annual evaluation of the performance of the Chief Executive Officer and holds periodic meetings of the independent directors.

  Certain directors have elected to receive a portion of their directors' fees (excluding attendance fees) in the form of options to purchase Alco common stock, pursuant to the terms of Alco's 1989 Directors' Stock Option Plan, which enables directors of Alco to receive all or a portion of their directors' fees in the form of options to purchase Alco common stock at exercise prices equal to 75% of the fair market value on the date such options are granted. The Directors' Plan provides for an automatic annual grant of stock options to each director who has filed with Alco an election to receive such options in lieu of all or a portion of his or her board, committee and trustee fees. The options are exercisable for twenty years (except in the case of death), but generally may not be exercised prior to the twelve-month anniversary of the date of grant.

  In addition to the above amounts, each independent director receives an annual grant of options to purchase 800 shares of Alco common stock pursuant to the 1993 Stock Option Plan for Non-Employee Directors. Options are granted at an exercise price equal to the fair market value of Alco common stock on the date of grant. Options are immediately exercisable and remain exercisable for a period of ten years from the date of grant.

  Independent directors who complete at least five full years of service as a director and who are not otherwise entitled to receive a pension benefit from Alco are entitled to receive a monthly retirement benefit after retiring from Alco's Board of Directors. Payment of such benefit begins upon the later of the director's 70th birthday or his or her separation from service on the Board of Directors. The amount of such monthly benefit is equal to one-twelfth of the annual retainer in effect for such director (excluding committee fees, chairmanship fees, trustee fees and attendance fees) immediately preceding his or her separation from service on the Board of Directors. Payment of the monthly retirement benefit ceases upon the director's death.

CERTAIN TRANSACTIONS

  Alco has adopted a loan program which encourages persons designated as "partners" to purchase and retain Alco stock. It offers to make loans to partners with the requirement that the loan be secured by the borrower's pledge of Alco stock having a value at the time of the loan of not less than twice the amount of the loan. The loans are payable upon demand and bear interest at an annual rate of 6%. As of November 25, 1995, loans were outstanding to 37 partners in an aggregate amount of approximately $4.5 million. From October 1, 1994 to November 25, 1995, the indebtedness of the following individuals and groups under the loan program was as follows:

                               LARGEST AMOUNT OUTSTANDING AMOUNT OUTSTANDING AT
         NAME OR GROUP              DURING PERIOD($)      NOVEMBER 25, 1995($)
-------------------------------------------------------------------------------
  John E. Stuart..............           713,000                  713,000
  Kurt E. Dinkelacker.........           233,000                  233,000
  Hugh G. Moulton.............           530,000                  300,000
  J. Kenneth Croney...........           269,000                  229,000
  William T. Leith............           224,000                  224,000
  James E. Head...............           180,000                        0
  All current directors and
   executive officers
   as a group.................         2,649,000                2,199,000


  Mr. Drake, who serves as Vice Chairman and a director of Alco, is a partner in the Philadelphia law firm of Montgomery, McCracken, Walker & Rhoads, which rendered legal services to Alco and its subsidiaries during the 1994 fiscal year, and is expected to continue performing legal services during fiscal 1996.

  II. AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED
                            SHARES OF COMMON STOCK

  The Board of Directors recommends that the shareholders approve the proposal to amend the Amended Articles of Incorporation of Alco to increase the number of authorized shares of common stock from 150 million to 300 million. At
November 30, 1995, there were outstanding      shares of common stock. Thus,
there were      shares of common stock available for issuance (or delivery from the treasury of Alco), and if the current proposal is adopted, this
amount will be increased to      shares. If the proposed amendment is adopted,
the first paragraph of Article FOURTH of Alco's Amended Articles of Incorporation will be amended to read as follows:

    FOURTH: The number of shares which the Corporation is authorized to have outstanding is 302,135,878, consisting of 2,135,878 shares of Serial Preferred Stock of no par value (hereinafter called "Serial Preferred Stock"), and 300,000,000 shares of Common Stock of no par value
  (hereinafter called "Common Stock").

  The shareholders last approved an amendment to increase the authorized shares in January 1995. Alco's two-for-one stock split, which was effective November 9, 1995, increased Alco's outstanding shares by approximately 56 million shares. The increase in authorized shares of common stock would permit Alco to (i) make acquisitions which may involve issuance of a significant number of shares, (ii) sell shares for cash, (iii) continue the issuance of shares in connection with Alco's stock purchase and option plans, (iv) authorize stock dividends and stock splits and (v) use the common stock for other purposes, without the delay and expense of calling a special meeting of shareholders for such purpose. Except for the issuance of shares for use in connection with Alco's stock purchase and option plans or upon the conversion of Alco's outstanding convertible securities, there is no present intention to issue the additional shares of stock and Alco does not have any commitments, arrangements, understandings or agreements which would require the issuance of the additional shares. If the proposed increase in the amount of authorized shares of common stock is approved, however, the shares could be issued by action of the board of directors, at any time and for any purpose, without further approval or action by the shareholders, subject to the provisions of the Amended Articles of Incorporation and other applicable legal requirements. The New York Stock Exchange, on which Alco's common stock is listed, currently specifies shareholder approval as a prerequisite for listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares outstanding by 20% or more.

  The issuance of additional shares of common stock in certain transactions and under certain circumstances could have the effect of discouraging or impeding an unfriendly attempt to acquire control of Alco. Shares could be issued to persons, firms or entities known to be more favorable to management, thus creating possible voting impediments and assisting management to retain their positions. The board of directors is unaware of any pending or proposed effort to take control of Alco or to change management and there have been no contacts or negotiations with the board of directors in this connection.

  Shareholders have no preemptive rights to purchase any additional shares of common stock which may be issued. Accordingly, the issuance of additional shares would likely reduce the percentage interest of current shareholders in the total outstanding shares. The terms of the additional shares of common stock will be identical to those of the currently outstanding common stock.

  The Board recommends that the shareholders approve this proposed amendment to the Amended Articles of Incorporation. The favorable vote of a majority of the votes entitled to be cast at the meeting is required for approval.

III. AMENDMENT TO CODE OF REGULATIONS TO FIX THE MINIMUM AND MAXIMUM NUMBER OF DIRECTORS AND TO PERMIT DIRECTORS TO CHANGE NUMBER OF DIRECTORS

  The Board of Directors recommends that the shareholders approve the proposal to amend Alco's Code of Regulations (more commonly known as its "By-Laws") to set the minimum and maximum number of directors and to permit incumbent directors to change the specific number of directors fixed by the shareholders. The proposed amendment would allow the Board to fill any vacancies created by reason of the Board's changing of such number of directors and thereby would allow the Board to elect additional directors between meetings of the shareholders (although the maximum number of directors could not exceed sixteen). If the proposed amendment is adopted, Article III, Section 1 of Alco's Code of Regulations will be amended to read as follows:

    Section 1. Number The number of directors shall be such number as is fixed by the shareholders, at any annual or special meeting called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares which are represented at the meeting and entitled to vote, but shall not be less than seven nor more than sixteen. If the shareholders at any meeting for the election of directors shall fail to fix the number of directors to be elected, the number elected shall be deemed to be the number of directors so fixed. Notwithstanding the foregoing, the board of directors may change the number of directors fixed by the shareholders, from time to time by resolution adopted by a majority of the board of directors, provided, however, that in no event shall the number of directors be less than seven nor more than sixteen.

  Eleven directors are proposed for election by the shareholders at the 1996 annual meeting, all of whom are current directors of Alco. The directors proposed for election have diverse backgrounds and extensive experience in areas which are appropriate to Alco's businesses and needs. The Board believes that, at present, an eleven-member Board is an appropriate size and that, as evidenced by the quality of the directors currently serving on the Board, an eleven-member Board can provide sufficient diversity and expertise to satisfy Alco's needs. Given Alco's businesses and size, the Board believes that having more than sixteen directors on the Board would be inappropriate. The Board also believes that a minimum of seven directors is necessary to meet Alco's needs.

  Alco's Code of Regulations now specifies that a minimum of three directors shall serve on Alco's Board and provides that the number of directors who shall serve shall be the number fixed by the shareholders. The proposed amendment would give the Board the flexibility to consider, within the minimum and maximum numbers established by the Code of Regulations, what number of directors is most appropriate from time to time, and to adjust that number to accommodate resignations and retirements. The amendment would also allow the Board to elect an additional director or directors to serve during the transition period preceding any expected resignation or retirement, or at a time when additional expertise is deemed necessary or appropriate.

  The Board has no intention at this time to alter the current size of the Board. The amendment to the Code of Regulations is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director nor in response to any specific shareholder action or proposal.

  The Board of Directors recommends that the shareholders approve this proposed amendment to the Code of Regulations. The favorable vote of the holders of a majority of the votes entitled to be cast at the meeting is required for the approval.

                         IV. GENERAL AND OTHER MATTERS

  The Board of Directors knows of no matter, other than as referred to in this proxy statement, which will be presented at the annual meeting of shareholders. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other person, if any, as the Board of Directors may recommend.

  As the independent auditors for Alco, Ernst & Young LLP audited the financial statements of Alco for the fiscal year ended September 30, 1995 and will audit certain of its employee benefit plans as of that date. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the auditors for Alco for the 1996 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

  The cost of soliciting proxies will be borne by Alco. Employees of Alco may solicit proxies personally or by telephone. In addition to solicitation by mail and by employees, arrangements have been made with Corporate Investor Communications, Inc. to solicit proxies, at an expected cost of $7,000 (plus out-of-pocket expenses).

  Votes are tabulated by National City Bank, Alco's transfer agent. Shares represented by abstentions are counted in determining the number of shares present at a meeting, but are not counted as a vote in favor of a proposal, and therefore have the same effect as a vote against a proposal. Broker non-votes are counted in determining the number of shares present at a meeting for purposes of the proposal to elect directors, but not for purposes of any other proposal. Broker non-votes have the effect of a vote against the proposal to elect directors, a vote against the proposal to amend the Amended Articles of Incorporation, and a vote against the proposal to amend the Code of Regulations.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted by giving notice to the Secretary of the corporation, and if you attend the meeting, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

1997 ANNUAL MEETING

  If a shareholder desires to propose a matter for inclusion in the proxy material for the annual meeting of shareholders to be held in 1997, or to recommend nominees for election to Alco's Board of Directors, the Secretary of Alco must receive any such proposal or recommendation no later than August 2, 1996 at its principal office in Valley Forge, Pennsylvania.

                                                    J. Kenneth Croney
                                                       Secretary

November 30, 1995

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